Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 12:05 PM 09/30/2016 FILED 12:05 PM 09/30/2016 SR 20166015054 - File Number 3028773

CERTIFICATE OF AMENDMENT
TO THE SECOND
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
RELIV’ INTERNATIONAL, INC.

Pursuant to the provisions of the Delaware General Corporation Law, Reliv’ International, Inc., a Delaware corporation, hereby adopts the following Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation (“Certificate of Amendment”):

ARTICLE I

The Second Amended and Restated Certificate of Incorporation of the Company is hereby amended by adding the following paragraph as Article Thirteen:

“Each seven (7) shares of Common Stock either issued and outstanding or held by the corporation in treasury stock on the effective date of this Certificate of Amendment shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash (without interest or deduction) in lieu of such fractional interest in an amount equal to the product of (a) the fraction of one share owned by the stockholder following the Reverse Stock Split multiplied by (b) the average closing sale price of the Common Stock on the NASDAQ Capital Market for the five trading days ending on the last business day before the date before the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. Each certificate that immediately prior to such combination represented shares of Common Stock (“Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

ARTICLE II

This Certificate of Amendment has been approved in the manner required by the Delaware General Corporation Law and by the governing documents of the Company.

ARTICLE III

This Certificate of Amendment shall become effective as of October 3, 2016.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on its behalf by the duly authorized officer below this 8lh day of September, 2016.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Stephen M. Merrick
Stephen M. Merrick, its Secretary

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